Exhibit 99.1


Contact: Robert Siegfried/Jeremy Fielding
Kekst and Company
212-521-4800

            ENDO PHARMACEUTICALS CHALLENGES THE PURDUE FREDERICK
              COMPANY'S OXYCONTIN(R)(OXYCODONE HYDROCHLORIDE
              EXTENDED-RELEASE TABLETS, 10 AND 20 MG) PATENTS

      Chadds Ford, PA, March 22, 2001 - Endo Pharmaceuticals Holdings Inc. (NASDAQ: ENDP and ENDPW), a fully integrated, specialty pharmaceutical company with market leadership in pain management, announced today that, on March 13, 2001, The Purdue Frederick Company (and related companies) filed suit against Endo and its subsidiary, Endo Pharmaceuticals Inc., in the U.S. District Court for the Southern District of New York alleging that Endo's bioequivalent versions of Purdue Frederick's OxyContin(R), 10 and 20 mg strengths, infringe three of its patents. The United States Food and Drug Administration (FDA) accepted Endo Pharmaceuticals Inc.'s Abbreviated New Drug Application (ANDA) submission, including the required Paragraph IV certification, for a bioequivalent version of Purdue Frederick's OxyContin(R), 40 mg strength, last year. On February 9, 2001, Endo Pharmaceuticals Inc. amended this ANDA to add bioequivalent versions of the 10 mg and 20 mg strengths of OxyContin(R). OxyContin(R) is indicated for the treatment of moderate-to-severe pain. Although Endo believes the patents asserted by Purdue Frederick are invalid and/or not infringed, no assurance can be given as to the outcome of the patent challenge process.

      Carol A. Ammon, Endo's President and Chief Executive Officer, said, "Endo is very pleased to have amended its ANDA to add the 10 mg and 20 mg strengths of oxycodone hydrochloride extended-release tablets. This amendment and the litigation with Purdue Frederick underscores Endo's continued commitment to expanding its portfolio of pain management products. As with the 40 mg strength of this product, Endo believes that it is the first to have filed an ANDA with respect to the 10 mg and 20 mg strengths of OxyContin(R). If we are the first to have filed and if we are successful in this lawsuit, we will enjoy a 180-day period of exclusivity in the marketplace. As with the 40 mg lawsuit, we are prepared to vigorously defend our position in this litigation."

      Endo, through its wholly owned subsidiaries Endo Pharmaceuticals Inc. and Endo Inc., is a fully integrated specialty pharmaceutical company with market leadership in pain management. The company is engaged in the research, development, sales and marketing of both branded and generic pharmaceutical products primarily for the treatment of pain. Endo has a portfolio of thirteen branded products that includes established brands such as Percocet(R) and Percodan(R), opioid analgesics that treat moderate-to-severe pain.

      To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties. As a result of such risks and uncertainties, which include, but are not limited to, the difficulty of predicting FDA approvals, risks with respect to technology and product development, the effect of competing products and prices, uncertainties regarding intellectual property protection, uncertainties as to the outcome of litigation, changes in operating results and other risks discussed from time to time in Endo's filings with the Securities and Exchange Commission, actual results may differ materially from those expressed or implied by such forward-looking statements.

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